UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2008

LEGEND MEDIA, INC.
(Exact name of Registrant as specified in its charter)

Nevada	333-138479	87-0602435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9663 Santa Monica Blvd. #952
Beverly Hills, CA	90210
(Address of Principal Executive Offices)	(Zip Code)

(310) 933-6050
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

On June 4, 2008, Legend Media, Inc. (the "Company") entered into a Share Purchase Agreement (the “Purchase Agreement”) with Well Chance Investments Limited, its wholly-owned subsidiary and a British Virgin Islands company (the "Purchaser"), and the selling shareholders (the "Sellers") of News Radio Limited, a British Virgin Islands company (the "Target"), pursuant to which the Purchaser agreed to purchase 100% of the common stock of the Target from the Sellers (the “Purchase”). The Target is a China-based company that has rights to radio advertising in Beijing, China, a city of over 17,000,000 residents and one of China's four municipalities with provincial-level status.

As consideration for the Purchase, the Purchaser will deliver cash and shares of the Company's common stock, as follows: (a) upon closing of the Purchase, shares of the Company's common stock with an aggregate value of 2,000,000 Chinese Renminbi ("RMB") (approximately $287,728 based on the currency exchange rate on June 5, 2008) based on the weighted average trading price of the Company's common stock for the 30 trading days immediately before June 4, 2008 (67,388 shares) to the Sellers; (b) within 28 days after closing of the Purchase, RMB 5,250,000 (approximately $755,287 based on the currency exchange rate on June 5, 2008) to an account of the Sellers' designation; and (c) within 90 days after closing of the Purchase, RMB 1,600,000 (approximately $230,182 based on the currency exchange rate on June 5, 2008) to an account of the Sellers' designation.

In addition, the Sellers will receive additional, performance-based consideration within 30 days of year-end 2008, 2009 and 2010 based on the net revenues and net income for such periods of Beijing Maihesi Advertising International Co., Ltd., a company limited by shares, organized in the People’s Republic of China and wholly-owned by the Sellers (the "Advertising Entity"), as follows: (a) if for the seven-month period ending December 31, 2008, net revenues equal or exceed 90% of RMB 12,000,000 and net income equals or exceeds RMB 0, the Sellers will receive shares of the Company’s common stock with an aggregate value of RMB 2,500,000 (approximately $359,660 based on the currency exchange rate on June 5, 2008) with a price per share equal to the weighted average trading price for the 30 trading days immediately prior to the date such amount becomes payable; (b) if for the 12-month period ending December 31, 2009, net revenues equal or exceed 80% of RMB 30,000,000 and net income equals or exceeds RMB 6,000,000, the Sellers will receive RMB 4,000,000 (approximately $575,457 based on the currency exchange rate on June 5, 2008) in the form of cash, the number of shares of the Company’s common stock as determined by a price per share equal to the weighted average trading price for the 30 trading days immediately prior to the date such amount becomes payable, or a combination of the two, at the election of the Sellers; and (c) if for the 12-month period ending December 31, 2010, net revenues equal or exceed 80% of RMB 34,000,000 and net income equals or exceeds RMB 8,000,000, the Sellers will receive RMB 8,000,000 (approximately $1,150,914 based on the currency exchange rate on June 5, 2008) in the form of cash, the number of shares of the Company’s common stock as determined by a price per share equal to the weighted average trading price for the 30 trading days immediately prior to the date such amount becomes payable, or a combination of the two, at the election of the Sellers. Pursuant to the terms of the Purchase Agreement, the Purchaser and the Sellers will mutually select an impartial auditor to audit and determine, according to U.S. generally accepted accounting principles, the Advertising Entity's net revenues and net income for the relevant time-periods.

The Sellers have agreed to several covenants in the Purchase Agreement. Among other things, until the earlier of June 4, 2011 and the termination of their employment with such specified companies, the Sellers have agreed to assist in procuring and maintaining required licenses for the operations of certain specified companies, and assist in making required tax related filings. In addition, pursuant to the terms of the Purchase Agreement, the Sellers are prohibited from selling or transferring any shares of the Company’s common stock received in the Purchase within 12 months following their receipt thereof. After expiration of such lock-up period, the Sellers have agreed to sell the shares of the Company’s common stock received in the Purchase, after consultation with the Company’s or the Purchaser's broker, in a manner consistent with maintaining an orderly market in the Company's common stock.

Additionally, the Purchase Agreement contains several conditions to closing, which include (but are not limited to) obtaining necessary consents of or making necessary filings with governmental authorities, delivery by the Sellers of written resignations from certain individuals from positions with the Target and other companies and/or duly executed letters of consent of newly appointed officers, directors, company secretaries and signatories with the Target and other specified companies, and the Purchaser shall have obtained sufficient financing for the Purchase.

As a condition to closing the Purchase, affiliates of the Company expect to enter into certain agreements with the Sellers and their affiliates that are substantially similar to the agreements the Company and its affiliates entered into in connection with its acquisition of a majority interest in Legend Media Tianjin Investment Company Limited, a British Virgin Islands company, disclosed on Form 8-K filed with the Securities and Exchange Commission on June 5, 2008.

CRI News Radio Limited, a Hong Kong company wholly-owned by the Target (the "HK Company"), expects to form a new wholly foreign-owned enterprise in the People's Republic of China and wholly-owned by HK Company (the Consulting Entity"), which Consulting Entity is expected to enter into an Exclusive Technical, Operational, Business Consulting and Services Agreement (the "Service Agreement") with the Advertising Entity and the Sellers pursuant to which the Consulting Entity will be the exclusive provider of technical, operational, business consulting and other services to the Advertising Entity in exchange for a service fee and bonus as described in more detail in the Service Agreement. The term of the Service Agreement is expected to be 10 years, with an automatic renewal for another 10-year term unless a party provides written notice that it does not wish to renew the Service Agreement. It is expected that the Services Agreement will contain several important covenants of the Advertising Entity, including (but not limited to), agreeing not to appoint any member of the Advertising Entity's senior management without the Consulting Entity's consent and to grant the Consulting Entity certain informational rights. In addition, it is expected that the Service Agreement will contain additional terms, including (but not limited to), one of the Sellers: (a) pledging his equity interest in the Advertising Entity to the Target as a guarantee for the Advertising Entity's fulfillment of its obligations under the Service Agreement; (b) granting to the Target or its designee an option to purchase any or all of his equity interest in the Advertising Entity at nominal value; and (c) agreeing not to dispose of or encumber his equity interest in the Advertising Entity without the Target's prior written consent.

It is also expected that the Target will enter into an Operating Agreement (the "Operating Agreement") with the Advertising Entity and the Sellers to secure the performance of the parties' obligations under the Service Agreement. It is expected that the Operating Agreement will include (among others) the following terms: (a) the Advertising Entity will agree not to, and the Sellers will agree not to cause the Advertising Entity to, conduct any transactions which may have a material adverse effect on the Advertising Entity's assets, obligations, rights or operations without the Target's prior written consent; (b) the Advertising Entity and the Sellers will grant the Target certain informational rights; (c) the Advertising Entity and the Sellers will agree to submit the Advertising Entity's annual budget and monthly cash requirement plans to the Target for approval, obtain the Target's approval for withdrawals from the Advertising Entity's bank accounts, and accept corporate policies and guidance from the Target with respect to the appointment and dismissal of senior management, daily operations and management and financial administrative systems; (d) the Advertising Entity and the Sellers will agree to appoint or cause to be appointed the individuals nominated by the Target to become directors, general manager, chief financial officer or other senior management of the Advertising Entity; and (e) one of the Sellers will unilaterally enter into an Authorization Agreement (the "Authorization Agreement") pursuant to which the Seller will authorize Jeffrey Dash, the Company's Chief Executive Officer, to exercise such Seller's voting rights with respect to shares of the Advertising Entity at the Adverting Entity's shareholders' meeting. The term of the Operating Agreement is expected to be 10 years, with an automatic renewal for another 10-year term unless a party provides written notice that it does not wish to renew the Operating Agreement. The term of the Authorization Agreement is expected to be 10 years, but will terminate automatically upon the earlier termination of the Service Agreement.

Because the parties have not yet entered into the Service Agreement, the Operating Agreement and the Authorization Agreement, there is no assurance that the agreements ultimately entered into, if any, will contain the exact terms described in this Current Report on Form 8-K.

The parties expect to close the Purchase on June 15, 2008. Due to the conditions precedent to closing, including those set out above, and the risk that these conditions precedent will not be satisfied, there is no assurance that the Company will close the Purchase.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the complete document, a copy of which is filed as an exhibit hereto and incorporated herein by reference.

Item 8.01 Other Events.

On June 6, 2008, the Company issued a press release announcing the Purchase and the related transactions. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 8.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed incorporated by reference in any filing under the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit #	Description

10.1	Share Purchase Agreement, dated as of June 4, 2008, among Legend Media, Inc., Well Chance Investments Limited, Ju Baochun and Xue Wei
99.1	Press Release dated June 6, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGEND MEDIA, INC.
Date: June 6, 2008	By:	/s/ Jeffrey Dash
Jeffrey Dash
Chief Executive Officer